STOCK EXCHANGE AGREEMENT


STOCK EXCHANGE AGREEMENT (the "Agreement") dated as of May 12, 2000 by and between PriceNetUA.com, a Nevada corporation ("PUSA" or the "Company"), MNS Eagle Equity Group II, Inc. ("MNS") and those shareholders of MNS who have executed a counterpart of this Agreement (the "MNS Holders").

                                   WITNESSETH:

     WHEREAS, PUSA wishes to acquire all of the issued and outstanding stock of MNS in exchange for total consideration of 50,000 shares of common stock of PUSA and $100,000 in cash; and

     WHEREAS, PUSA and the MNS Holders are entering into this Agreement to provide for the acquisition by PUSA of the 682,500 shares of MNS held by the MNS Holders (the "MNS Shares"), which today do and as of the closing of the transactions herein contemplated shall constitute 100.0% of the issued and outstanding capital shares of MNS, in exchange for payment to them of their prorata share of the total consideration; and

     WHEREAS, it is the intention of the parties that (i) MNS be operated as a wholly owned subsidiary with its own board of directors but including representatives of PUSA; and that (ii) the transaction be tax free under either
Section 368 or Section 351 of the Internal Revenue Code of 1986, as amended;

     NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the sufficiency of which is acknowledged, the parties hereto hereby agree that:

     1.   Purchase and Sale of Securities.

          1.1 Purchase and Sale of MNS Shares. On the terms and subject to the conditions set forth in this Agreement, PUSA hereby purchases all of the 682,500 MNS Shares from the MNS Holders, and the MNS Holders hereby sell the MNS Shares to PUSA (the "Exchange").

          1.2 Purchase Price. In payment for all the MNS Shares, PUSA hereby agrees to ratably pay and deliver to the MNS Holders at Closing a total of US$100,000.00 in cash and 50,000 shares of the common stock of PUSA (the "PUSA Shares") in the proportions set forth on SCHEDULE 1.2; and the MNS Holders hereby agree to convey and deliver all of the MNS Shares to PUSA at closing. All of the MNS Shares and the PUSA Shares must at closing be duly authorized, fully paid and validly issued, free of all liens, claims and encumbrances. The MNS Shares, and the cash and PUSA Shares payable to the MNS Holders, shall be delivered to Brasher & Company, Attorneys at Law, 90 Madison Street, Suite 707, Denver, Colorado 80206, as Closing agent for delivery to the proper parties, and delivery to such firm shall constitute delivery to the parties. The "Closing" shall be the date the MNS Shares, cash and PUSA Shares are delivered to such firm. The Closing agent shall deliver a written report to PUSA and MNS reflecting the fact and manner of closing. Closing must occur on or before May 31, 2000.

     2. Company's Representations and Warranties. The Company represents and warrants to MNS and the MNS Holders that:

          2.1 Due Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, operate, and lease its respective properties and assets and to conduct its respective businesses as now conducted, and is qualified to do business in the

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state or other jurisdiction where the nature of its properties, assets, or businesses as now conducted, and is qualified to do business in the state or other jurisdiction where the nature of its properties, assets, or businesses requires such qualification other than where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the condition, financial or otherwise, of the business, operations, affairs, properties, or assets. This shall be referred to as the "Condition of the Company."

          2.2 Compliance with Law. The Company has obtained and maintains in full force and effect all permits, licenses, consents, approvals, registrations, memberships, authorizations, and qualifications under all federal, state, local, and foreign laws and regulations, and with all federal, state, local, and foreign governmental or regulatory authorities ("Authority") required for the conduct by it of its businesses and the ownership or possession by it of its properties and assets other than where the failure to obtain or maintain such permits, licenses, consents, approvals, registrations, memberships, authorizations, or qualifications could not, individually or in the aggregate, have a material adverse effect on the Condition of the Company. The Company is in compliance with all laws, regulations, ordinances, orders, and decrees (including, without limitation, all environmental and occupational, health, and safety laws) of any Authority applicable to the conduct by the Company of its business and to its ownership and possession of its properties and assets other than where the failure so to comply would not, individually or in the aggregate, have a material adverse effect on the Condition of the Company.

          2.3 Authorization, Execution, and Delivery of Agreement. (a) The execution and delivery of this Agreement, the issuance and sale of the PUSA Shares to MNS, and the consummation of the transactions contemplated hereby (i) are within the corporate power and authority of the Company, (ii) do not require the approval or consent of any stockholders of the Company, and (iii) have been duly authorized by all necessary corporate power on the part of the Company. This Agreement has been duly authorized by all necessary corporate power on the part of the Company. This Agreement has been duly executed and delivered by the company, and this Agreement constitutes the legal, valid, binding, and enforceable obligation of the Company, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors' rights generally, and subject as to enforceability under general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

              (b) The PUSA Shares have been duly authorized by all necessary corporate action on the part of the Company and when issued will be validly issued, fully paid, and nonassessable, and the MNS Holders will acquire valid title to such shares, free and clear of any preemptive rights and any encumbrances and claims of third persons.

          2.4 Financial Statements. The Company's audited financial statements for the periods ending December 31, 1998 and 1999 are true, correct and complete, and have been prepared in accordance with generally accepted accounting principles and standards and all applicable SEC rules.

          2.5 No Misrepresentation. This Agreement and the Company's Form 8-K report previously furnished contain no untrue statement of a material fact, nor omit to state a material fact about the Company necessary to make the statements contained herein and therein not misleading.

          2.6 Capitalization. The Company has authorized 50,000,000 shares of common stock of which 12,147,234 are issued and outstanding and 25,000,000 shares of Preferred Stock of which none are issued and outstanding. The Board of Directors has the right to issue preferred stock in series with the relative rights, designations and preferences determined by the Board of Directors from time to time.

     3. Representations and Warranties of MNS and the MNS HOLDERS. MNS and the MNS Holders severally represent and warrant to the Company that:

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          3.1 Capitalization of MNS. MNS has authorized 50,000,000 shares of common stock of which 682,500 are issued and outstanding and 5,000,000 shares of Preferred Stock of which none are issued and outstanding. There are no options, warrants or other rights pursuant to which any person has the right to purchase or acquire capital shares of MNS, nor any instrument convertible into or exchangeable for capital shares of MNS.

          3.2 Execution and Delivery of Agreement. This Agreement has been duly executed and delivered by and constitutes a legal, valid, binding, and enforceable obligation of MNS and each of the MNS Holders, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors' rights generally, and subject as to enforceability under general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          3.3 Purchase Entirely for Own Account. The MNS Holders each confirm that they are acquiring the PUSA Shares for their respective own accounts and not as a nominee or agent for any person, and each is acquiring the PUSA Shares for investment and not with a view to the resale or distribution of any part thereof, other than as permitted by applicable federal and state securities laws, and no MNS Holder is a party to any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participation to such person or to any third person with respect to any of the PUSA Shares.

          3.4 Representations and Warranties Correct. To the best knowledge of each of the MNS Holders, the representations and warranties of MNS herein are true and correct, and MNS has full power and authority to enter into this Agreement.

          3.5 Receipt of Documents. The MNS Holders each acknowledge that his, her or its investment is based solely on the description of the Company given by the agents of the Company without any written disclosures, but also by inviting the MNS Holders to discuss the Company with the Company's officers or its professional advisors.

          3.6 Access to Information about PUSA. The MNS Holders each have had the opportunity to discuss the Company's business and affairs with such officers or other officials of the Company and/or agents as they have deemed necessary or appropriate, and each believes that he, she or it has received all the information considered necessary or appropriate for deciding whether to purchase the PUSA Shares. Notwithstanding the foregoing, MNS and the MNS Holders represent and warrant that MNS has no assets or liabilities, no contracts or agreements respecting MNS or the MNS Shares, MNS has engaged in no business of any kind since its inception, there are no preemptive rights as to the MNS Shares, and no options or other rights exist whereby any person is entitled to buy or acquire the MNS Controll Shares or any other shares of MNS.

          3.7 Restricted Securities. Each MNS Holders understands and acknowledges that the PUSA Shares he or she is purchasing are characterized as restricted securities under the U.S. federal securities laws because they were acquired from the Company in a transaction not involving a public offering, and that under such laws and applicable regulations the securities may be resold or otherwise transferred without registration under the Securities Act of 1933 and other applicable laws only in certain limited circumstances.

          3.8 Legend. The MNS Holders each understand and acknowledge that all certificates evidencing the PUSA Shares shall, unless and until removed in accordance with law, bear a legend in substantially the following form:



          "These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged, or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to Company that such

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registration is not required or unless sold under Rule 144 of the Securities
Act."

          3.9 Ownership of MNS Shares; Etc. Each MNS Holder owns good and merchantable title to the MNS Shares, free and clear of all liens, claims and encumbrances of third persons, and each owns the number of shares set forth next to his, her or its respective name.

     4.   Additional Covenants.

          4.1 Covenants of MNS. MNS hereby covenants and agrees to perform or do after Closing the following: (i) nominate and elect a board of directors consisting of persons designated by PUSA; and (ii) l cooperate with the Company in any respect required to carry out the purposes of this Agreement, including the execution and delivery of any additional documents deemed by counsel to the Company to be required.

          4.2 Piggyback Registration Rights. If PUSA should register any of its Common Stock or other securities under the Act, either for its own account or for the account of a security holder or holders other than the MNS Holders, other than (i) a registration relating solely to employee benefit plans, or (ii) a registration relating solely to a transaction of the type described in Rule 145(a) of the Securities and Exchange Commission ("SEC") under the Act, PUSA shall, at such time, promptly give each MNS Holder written notice of the proposed registration. Upon the written request of a Holder given within 20 days after mailing of such notice by PUSA, then PUSA shall cause to be registered under the Act all of the PUSA Shares that such Holder has requested to be registered. Whenever required under this Section to effect the registration of any PUSA Shares, PUSA shall, as expeditiously as is practicable:

          (a) Prepare and file with the SEC a registration statement including the requested PUSA Shares and use its best efforts to cause such registration statement to become effective, and keep such registration statement effective for a period of up to 120 days or until the distribution contemplated in such Registration Statement has been completed; provided, however, that such 120-day period shall be extended as to an MNS Holder for a period of time equal to the period the MNS Holder refrains from selling any securities included in such registration at the request of PUSA or of an underwriter of securities of PUSA.

          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

          (c) Furnish to the MNS Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of PUSA Shares owned by them.

          (d) Register or qualify the PUSA Shares covered by such registration statement under the securities or "blue sky" laws of such jurisdictions as the MNS Holders reasonably request.

          (e) Notify each MNS Holder at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

     5.   General Provisions.

          5.1 Survival of Representations, Warranties and Agreement.

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Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any party hereto, the representation and warranty in this Agreement shall survive the sale and delivery of the PUSA Shares and MNS Shares under the terms of this Agreement.

          5.2 Expenses. Each party hereto shall pay its, his or her own expenses incidental to the preparation of this Agreement, the carrying out of the provisions hereof, and the consummation of the transaction contemplated hereby.

          5.3 Laws. This Agreement shall be governed and interpreted in accordance with the laws of the State of California, United States of America.

          5.4. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties, and supersedes and integrates all prior oral or written agreements, if any, and may only be modified by written amendment signed by an authorized representative of each party.

          5.5. No Conflicting Agreements. Each party states that there is no agreement between itself and any other person, firm, or corporation which would cause this Agreement not to have full force and effect.

          5.6 Notices. Any notice required or permitted to be given to a party may be given by U.S. mail, by messenger or courier service or by facsimile transmission, to the addresses below or any other addresses subsequently provided in wriitng; if to MNS or an MNS Holder to:

              MNS Eagle Equity Group II, Inc.
              90 Madison Street, Suite 707
              Denver, Colorado 80206
              Facsimile: 303-35503063

If to PUSA:   PriceNetUSA.com
              2575 McCabe Way
              Irvine, California  92614
              Facsimile: 949-475-1358


              IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.


PriceNetUSA.com                       MNS Eagle Eguity Group II, Inc.  ("MNS")
  ("Company")



By /s/ Donald J. Rackemann            By /s/ Stephen M. Siedow
--------------------------            ------------------------
Authorized Officer                    Stephen M. Siedow, Pres., CEO



                         SIGNATURES of the MNS HOLDERS:


Stephen M. Siedow (280,689)           John D. Brasher Jr. (263,189)



By /s/ Stephen M. Siedow              By /s/ John D. Brasher Jr
------------------------              -------------------------
Signature                             Signature

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Linda M. Siedow (12,500)              Nicole A. Siedow (5,000)




X.................................    X...................................
         Signature                            Signature


Linda M. Siedow CF                    Linda M. Siedow CF
  Stephen J. Siedow (5,000)             Michael R. Siedow (5,000)




X.................................    X...................................
         Signature                            Signature


Lisa K. Brasher (10,000)              Lisa K. Brasher Children's Trust (5,000)


By /s/ Lisa K. Brasher                By /s/ Lisa K. Brasher
----------------------                ----------------------
Signature                             Signature


MNS Eagle Equity Group, Inc.(34,916)  YAKIMA CORP. (20,000)




By /s/ Stephen M. Siedow              By /s/ John Brasher
------------------------              -------------------
Stephen M. Siedow, Pres.              John Brasher, Vice Pres.

Richard Evans (1,000)                 Johnny D. Brasher  (10,000)




X                                     By /s/ Johnny D. Brasher
----------------------------------    ------------------------
         Signature                            Signature
Myron D. Spanier  (2,000)             Alpine Trust & Asset Management FBO
                                       Saccomanno Higher Education Foundation




X.................................    By..................................
         Signature                            Authorized Sgnature

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Marion F. Siedow (1,500)              Geraldine F. Siedow  (1,500)




X.................................    X...................................
         Signature                             Signature


A.V. Gallagher (500)                  Robert W. Hershey  (23,706)




X.................................    X....................................
         Signature                            Signature


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                                  SCHEDULE 1.2
                          DELIVERIES TO THE MNS HOLDERS


                                             MNS Shares      Cash    PUSA Shares

Stephen M. Siedow                               280,689   $41,126.59   20,563

John D. Brasher Jr                              263,189   $38,562.50   19,281

Linda M. Siedow                                  12,500   $ 1,831.50      916

Nicole A. Siedow                                  5,000   $   732.60      366

Linda M. Siedow
  CF Stephen J. Siedow                            5,000   $   732.60      366

Linda M. Siedow
  CF Michael R. Siedow                            5,000   $   732.60      366

Lisa K. Brasher                                  10,000   $ 1,465.20      733

Lisa K. Brasher Children's Trust                  5,000   $   732.60      366

MNS Eagle Equity Group, Inc.                     34,916   $ 5,115.90    2,558

YAKIMA CORP                                      20,000   $ 2,930.40    1,465

Richard Evans                                     1,000   $   146.52       73

Johnny D. Brasher                                10,000   $ 1,465.20      733

Myron D. Spanier                                  2,000   $   293.04      147

Marion F. Siedow                                  1,500   $   219.78      110

Geraldine H. Siedow                               1,500   $   219.78      110

A.V. Gallagher                                      500   $    73.26       37

Robert W. Hershey                                23,706   $ 3,473.41    1,737

Alpine Trust & Asset Management FBO
  Saccomanno Higher Education Foundation          1,000   $   146.52       73

                                                -------   -----------   -------

TOTALS                                          682,500   $100.000.00   50,000

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